EXHIBIT 99.1

FOR IMMEDIATE RELEASE                Contact:  James F. Arneson
                                                                President
                                                                360.459.1100

Venture Financial Group Announces 2005 Financial Results Highlighting
Significant Growth

FOURTH QUARTER & ANNUAL HIGHLIGHTS

  Asset Growth of 35.4% or $197 million in 2005
  Loan Growth of 39.3% or $166 million in 2005
  Deposit Growth of 57.2% or $187 million in 2005
  Excellent Loan Portfolio Credit Quality
  Record Quarterly Earnings

Olympia, Wash., January 31, 2006 - Venture Financial Group, Inc. ("Venture" or "the Company"), parent company of Venture Bank (www.venture-bank.com) today announced for the fourth quarter ended December 31, 2005, net income of $2.7 million. Excluding one time gains in the fourth quarter 2004 and the third quarter 2003, the $2.7 million represents the highest quarterly earnings in the Company's history.

The return on average equity annualized for the fourth quarter 2005 was 13.77% as compared to 14.87% for the full year of 2005. Net Income for the full year ended December 31, 2005 was $9.0 million as compared to $8.2 million for the full year ended December 31, 2004, which excludes the after tax gain of $3.5 million on the divestiture of certain financial centers.

During the third quarter of 2005, the Company completed the acquisition of Redmond National Bank and its parent company, Washington Commercial Bancorp. This acquisition added to the significant growth that Venture experienced in 2005. "We were focused in 2005 on strategic growth along interstate corridors," said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. "We will continue to capitalize on opportunities for significantly growing our customer base in new and existing markets."

As of December 31, 2005, assets totaled $753 million, an increase of 35.4% over the $556 million in total assets at December 31, 2004. $129 million of the asset increase is a result of the acquisition of Redmond National Bank and its parent company, Washington Commercial Bancorp. Total deposits increased by $187 million or 57.2% in 2005 to $514 million from $327 million as of December 31, 2004. Deposits attributed to the acquisition of Redmond National Bank in 2005 were $107 million.

Total loans, net of reserves, increased $166 million or 39.3% in 2005 to $588 million from $422 million at December 31, 2004. Loans attributed to the acquisition of Redmond National Bank were $87 million. The quality of the Company's assets improved significantly during the year. Nonperforming assets as a percentage of total assets declined to 0.36% in 2005 from 1.05% in 2004.

"Venture's strong growth in 2005 is the result of a team of experienced bankers that are focused on delivering outstanding service to our customers," said Jim Arneson, President and CEO of Venture Bank. "We strive every day to be innovative in serving the unique needs of the individuals and businesses of the Pacific Northwest."

Operating Results

Net Interest Income
Net interest income for the fourth quarter of 2005 increased 27.9% to $8.3 million, from $6.5 million for the fourth quarter of 2004. This increase is due to internal growth and the third quarter of 2005 merger with Redmond National Bank. Net interest income for the year ended December 31, 2005 increased by $3.3 million, or 13.2%, compared to the year ended December 31, 2004. The rates on interest bearing deposits and other borrowings increased at a faster pace in 2005 than the rates on interest bearing assets which put downward pressure on the net interest margin. The net interest margin at December 31, 2005 was 5.21% and at December 31, 2004 was 5.52% .

Non Interest Income
In spite of rising interest rates in the marketplace, residential mortgage volume was strong providing fee income of $1.6 million in 2005 as compared to $1.3 million in 2004. A $234,000 decrease in service charge income was primarily due to the sale of seven financial centers in the fourth quarter of 2004. Other non interest income in 2004 included $5.8 million in one-time income related to the divestiture of seven financial centers.

Non Interest Expense
Total non interest expense increased by $561,000 or 9.9% for the three months ended December 31, 2005 compared to the three months ended December 31, 2004. For the year ended December 31, 2005, total non interest expense increased by $1,722,000 or 8.2% compared to the same time period in 2004. In addition to the costs in 2005 of operating the new financial centers in Redmond, a portion of the increase includes; a $172,000 increase in legal expenses, an increase in audit and consulting fees of $398,000 due primarily to expenses associated with Sarbanes-Oxley, and an increase in salary expense of $404,000 attributable to the increase in mortgage loan production year over year.

Nonperforming Assets
Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets were 0.36% and 1.05% as of December 31, 2005 and December 31, 2004 respectively. The Allowance for Loan and Lease Losses to nonperforming loans improved from 141.3% in 2004 to 378.7% in 2005.

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the Company's ability to expand into new markets, find and realize upon growth opportunities in our current markets, the continued strength of the local economy, continued demand for the Company's products and services, the Company's ability to maintain growth in the current interest rate environment, and the Company's ability to maintain asset quality.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts; unaudited)

	December 31	December 31
	2005	2004
Assets
Cash and due from banks	$ 16,791	$ 13,796
Interest bearing deposits in banks	1,308	65
Federal funds sold	6,230	0
Securities available for sale, at fair value	61,593	73,880
FHLB Stock	4,490	3,930
Loans held for sale	5,699	3,118
Loans	596,636	429,523
Allowance for credit losses	8,434	7,189

Net loans	588,202	422,334

Premises and equipment	19,034	11,729
Foreclosed real estate	474	718
Accrued interest receivable	3,117	2,084
Cash value of life insurance	16,655	13,431
Intangible assets	25,843	9,487

Other assets	3,073	1,644
Total assets	$752,509	$556,216

Liabilities
Deposits:
Demand	$ 99,161	$ 72,250
Savings and interest bearing demand	189,419	151,153
Time deposits	225,448	103,318
Total deposits	514,028	326,721
Federal funds purchased	0	5,575
Short term borrowing	87,798	123,128
Long term debt	66,682	34,589
Accrued interest payable	1,288	620
Other liabilities	7,224	7,743
Total liabilities	677,020	498,376
Stockholders' Equity
Common stock, (no par value); 10,000,000 shares authorized,	34,802	23,891
shares issued and outstanding: December 2005 - 7,218,152
December 2004 - 6,527,507;
Retained earnings	42,317	33,706
Accumulated other comprehensive income	(651)	243
Advances to employee retirement plan	(493)	0
Unearned employee stock awards	(104)	0
Additional minimum pension contra	(382)	0
Total stockholders' equity	75,489	57,840
Total liabilities and stockholders' equity	$752,509	$556,216

Other Data
Nonperforming assets to total assets	0.36%	1.05%
Nonperforming loans to loans	0.37%	1.18%
Allowance for credit losses to loans	1.41%	1.66%
Allowance for credit losses to nonperforming loans	378.72%	141.35%
Equity to Assets	10.03%	10.40%
Net interest margin	5.21%	5.52%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

		Three months ended December 31	Twelve months ended December 31
	2005	2004	2005	2004
Interest Income
Loans	$11,938	$7,813	$38,043	$28,608
Federal funds sold and deposits in banks	55	2	350	24
Investments	690	730	2,986	3,196
Total interest income	12,683	8,545	41,379	31,828

Interest Expense
Deposits	2,820	983	7,592	4,063
Federal funds purchased	8	0	35	29
Other	1,519	1,042	5,305	2,602
Total interest expense	4,347	2,025	12,932	6,694

Net interest income	8,336	6,520	28,447	25,134

Provision for credit losses	39	(330)	753	227
Net interest income after provision
for credit losses	8,297	6,850	27,694	24,907

Non-interest income
Service charges on deposit accounts	1,006	796	3,569	3,803
Origination fees on mortgage loans sold	404	390	1,634	1,325
Other operating income	567	6,493	3,007	8,441
Total non-interest income	1,977	7,679	8,210	13,569

Non-interest expense
Salaries and employee benefits	2,954	2,051	12,093	10,675
Occupancy and equipment	1,065	858	3,754	3,461
Other expense	2,229	2,778	6,953	6,942
Total non-interest expense	6,248	5,687	22,800	21,078

Operating income before income taxes	4,026	8,842	13,104	17,398

Provision for income taxes	1,367	3,050	4,076	5,621

Net income	$2,659	$5,792	$9,028	$11,777

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(386)	(167)	(894)	113

Comprehensive Income	$2,273	$5,625	$8,134	$11,890

Earnings per Share Data
Basic earnings per share	$ 0.37	$ 0.89	$ 1.33	$ 1.82
Basic earnings per share (without divestiture gain)	$ 0.37	$ 0.35	$ 1.33	$ 1.27
Diluted earnings per share	$ 0.36	$ 0.86	$ 1.29	$ 1.77
Diluted earnings per share (without divestiture gain)	$ 0.36	$ 0.34	$ 1.29	$ 1.24
Dividends declared per share	$ 0.07	$ 0.06	$ 0.28	$ 0.20

Weighted average number of common shares	7,182,421	6,535,843	6,769,481	6,487,613
Weighted average number of common shares,
Including dilutive stock options	7,391,983	6,709,548	6,979,043	6,653,932

Performance Ratios
Return on average assets (annualized)	1.44%	4.21%	1.46%	2.23%
Return on average equity (annualized)	13.77%	41.48%	14.87%	22.99%
Return on average assets (without divestiture gain)	1.44%	1.63%	1.46%	1.56%
Return on average equity (without divestiture gain)	13.77%	17.15%	14.87%	16.32%